NEW YORK
STATE VARIATIONS
VARIABLE UNIVERSAL LIFE INSURANCE

Location of Variation                   Description of Variation
---------------------                   ------------------------

Forms 4213RNY and 4214RNY (alternate certificate covers for replacement situations)

Front Covers                             The free look period for replacements is within 60 days after the issue date of the certificate and requires a return of premium.  This provision was written to return the greater of the accumulated value or premium paid.  ALSO, we cannot allocate the premium to the money market subaccount for 65 days from the issue date.  Instead, we can allocate it to the money market subaccount until the 10-day right to cancel period expires.

                                         Added "Participating" as one of the descriptive points.

                                         Added "if shown on page 3A" at the end of the descriptive point on the
                                         Death Benefit Guarantee.

                                         At the beginning of the second paragraph, added "If a Death Benefit
                                         Guarantee Premium is shown on page 3A,".

Table of Certificate Provisions          Revised as needed to reflect changes made to the certificate provisions.

Forms 4213ROPNY and 4214ROPNY  (Adult and Juvenile Certificates)

Added form number and page numbers to each page of both forms.

Front Covers                             The free look provision requires a return of premium.  This provision was written to return the greater of the accumulated value or premium paid.  ALSO, we cannot allocate the premium to the money market subaccount for 15 days from the issue date.  Instead, we can allocate it to the money market subaccount until the 10-day right to cancel period expires.

                                         Added "Participating" as one of the descriptive points.

                                         Added "if shown on page 3A" at the end of the descriptive point on the
                                         Death Benefit Guarantee.

                                         At the beginning of the second paragraph, added "If a Death Benefit
                                         Guarantee Premium is shown on page 3A,".

Table of Certificate Provisions          Revised as needed to reflect changes made to the certificate provisions.

Certificate Specifications Pages         The Death Benefit Guarantee cannot be in effect if the certificate is issued  rated Table D or higher, or if rated Table C at ages 60+.  When this happens, the message "NOT APPLICABLE" will appear on page 3A following DEATH BENEFIT GUARANTEE PREMIUM.

                                         Footnotes were added to provide further explanation of the Death Benefit
                                         Guarantee Premium and the Guaranteed Minimum Fixed Account Effective
                                         Interest Rate.

                                         Added the minimum withdrawal amount, the guideline level premium and the guideline single premium.  Also added tables of the monthly guaranteed maximum expense charges for each $1000 of increase in specified amount and the guaranteed mortality rates per 1000 lives for use in calculating paid-up single premium at attained age.

Section 1.1 Definitions                  Added the definition for "Certificate Year".

Section 1.2 Entire Contract              Added the last sentence of the first paragraph:  "The process described in the Resolution of Disputes Section of AAL's Bylaws is optional, but not mandatory, for resolving disputes relating to this certificate.

                                         Added the last paragraph:  "Your rights and obligations under this certificate, or those of any person rightfully claiming under this certificate, are governed by the laws of the State of New York."

Section 1.3 Statements in the
Application                              Added "and is a material misstatement" to the end of the second sentence.

Section 1.6 Misstatement of Age or Sex   In the second sentence, replaced "proceeds payable" with "death benefit payable".

Section 1.8 Suicide                      In the first sentence, deleted the wording "while sane or insane".
                                         Added the last sentence:  "The refund described in this section is in lieu of the death benefit and will be paid to the beneficiary according to the Beneficiary section of this certificate."

Section 1.9 Change of Certificate        Modified this section by adding the description of two other changes that may be made:  "make changes to additional benefits and change the death benefit option, as specified in section 2.4".  Moved the paragraph about the $25 charge to the first paragraph. Due to this change, deleted the sentence "Other rights You have to change the certificate are described elsewhere in the certificate."

                                         Combined two sentences into one, from "A written application providing proof of insurability for the change under AAL's underwriting guidelines and policies may be required.  You have the right to drop additional benefits without proof of insurability" to "A written application providing proof of insurability for the change will be required, except when additional benefits are being dropped."

Section 1.10 Exchange for or
Conversion to Other Insurance            Added section 1.10 which allows the owner to exchange this certificate or convert it to a substantially comparable plan of insurance that we offer.  They are allowed to do this  whenever we make a material change in the investment policy of the separate account or during the first 18 months the certificate is in force.  This must be allowed without requiring any additional evidence of insurability.  The exchange shall be subject to an equitable premium or cash value adjustment according to the detailed statement of the method of computing such adjustment that was filed with the department.  This is attached to this memo labeled
                                         Appendix C.  For additional details on this provision, see the certificate.

Section 1.11 (Form 4214ROPNY ONLY)
Limitation of Insurance                  Added this provision describing New York's limitations in the amount of insurance that may be issued to juveniles under age 14 years and 6 months.  This provision is essentially what is found on amendment form
                                         A-118L, which is issued on other juvenile life insurance certificates in
                                         New York.

Section 2.4 Death Benefit Option
Change                                   Revised the last sentence of paragraph one from "A written application providing proof of insurability under AAL's guidelines and policies may be required" to "A written application providing proof of insurability under AAL's guidelines and policies will be required, if evidence of insurability is required."

Section 2.5 Death Benefit Guarantee      Added the first sentence of the first paragraph and an introduction into the second sentence, which reads "See page 3A to determine if the Death
                                         Benefit Guarantee is applicable.  If it is,"

                                         Added the second paragraph, which reads "As long as your death benefit guarantee remains in effect, AAL will waive all or part of any monthly deduction that is not covered by the cash value.  Your cash value will never become negative."

                                         In the fourth paragraph, the third sentence, revised "For other Death
                                         Benefit Guarantee Premiums..." to "For subsequent Death Benefit Guarantee
                                         Premiums...".  In the last sentence of this paragraph, added the word
                                         "first" to refer to the "date of the first change".

                                         In the sixth paragraph, added wording to tell when the notice of insufficient premium to maintain the Death Benefit Guarantee would be sent:  "within 30 days after the certificate processing day on which we determine an insufficiency occurred."

Section 2.6 Increases in Specified
Amount                                   In the first paragraph, second sentence, changed "may be required" to
                                         "will be required".

                                         In the second paragraph, second sentence, changed "may be required" to
                                         "will be required" and deleted "and, if You are not the insured, proof of insurable interest may also be required."

                                         In the fifth paragraph, the first and second sentences, changed the verb from future tense (will be) to present tense (is/are).  Also, in regard to the expense charges for increases in specified amount, added the following wording to the end of the second sentence:  "and will be no greater than the guaranteed maximum expense charges shown on page 3D".

                                         In the seventh paragraph, first sentence, replaced "of the increase"
                                         with "of any increase".

                                         In the last paragraph, regarding applicability of the suicide exclusion provision to increases, replaced "refund of the monthly deductions for the increase" with "refund, without interest, of the cost of insurance charges, expense charges and charges for any benefit riders deducted in connection with the increase."

Section 2.9 Maturity                     Added the entire second paragraph regarding the assumptions made when determining the maturity date shown on page 3A of the certificate and how changes from those assumptions could result in termination before the maturity date.

Section 3.1 When and Where to
Pay Premiums                             At the end of the second sentence describing insufficient premium payments resulting in termination, added "according to the terms of the grace period provision.  Payment of the planned periodic premium does not guarantee this certificate will stay in effect until the maturity date."

Section 3.2 Planned Periodic Premium     Added a cross reference to section 3.7 which details the limits on premiums.

Section 3.3 Billed Premium Index         Added this entire section to describe the billed premium index.
                                         Re-numbered the following sections.

Section 3.5 Net Premium Allocations      Revised the third paragraph, to be more affirmative and state that allocating premium payments to the money market subaccount is for the first premium.

Section 3.6 Additional Premium
Payments                                 Added a cross reference to section 3.7 which details the limits on premiums.

Section 3.7 Limits on Premiums           In the last sentence, added wording stating that we could request evidence of insurability.

Section 3.9 Grace Period                 In the first paragraph, the first sentence, added wording that the grace period is 61 days.  Also, replaced the wording "The grace period will end 61 days from the date the written notice is sent to You" to "Written notice will be sent at least 15 days and no more than 45 days prior to lapse.

                                         In the last sentence of the second paragraph regarding death of the insured during the grace period, replaced the wording "any unpaid monthly deduction will be deducted from the death proceeds" with "AAL will pay death proceeds based upon the death benefit in effect immediately prior to the start of the grace period, minus any overdue monthly deduction."

Section 3.11 Paid-up Life Insurance
Option                                   Added this provision which allows the owner to convert the certificate to a paid-up life insurance certificate using the surrender value.

Section 4.3 Cost of Insurance Rates      Added the third and fourth sentences that state "Part of the cost is used to recover expenses arising from issue of the certificate.  Such expenses are higher in the early certificate years."  In the sixth sentence, revised "However, AAL cannot use cost of insurance rates higher than the annual guaranteed cost..." to say "However, AAL cannot use cost of insurance rates higher than the monthly equivalent of the annual guaranteed cost...".

Section 4.5 Expense Charges              In the last paragraph, replaced "in the certificate" with "in section
                                         1.9."

Section 4.6 Mortality and Expense
Risk Charges                             In the last sentence, added "having the same mortality and expense risk charge structure" for clarification.

Section 4.7 Surplus Refunds              Listed three surplus refund options that surplus refunds may be applied under (Paid in Cash, Additional Cash Value, and Accumulate With
                                         Interest).  The automatic option is Paid in Cash.

Section 4.8 Changes in Certificate
Cost Factors                             Added this provision which gives the detail of the cost factors that AAL may change and lists the conditions associated with making the changes.

Section 5.2 Interest Earned on the
Fixed Account Cash Value                 Wording was revised in the second paragraph.  The lower rate of interest that may be credited to the portion of the Fixed Account cash value that equals the amount of any certificate loan, will not be less than the greater of 4 percent or the loan interest rate less 2 percent.

Section 5.3 Fixed Account Cash Value     Added the last paragraph regarding crediting additional amounts.

Section 5.4 Basis of Computations        In the first paragraph, added "with appropriate increases for non-standard risk classes" following "the Commissioner's 1980 Standard
                                         Ordinary Mortality Table".

Section 6.1 Variable Account             At the end of the first paragraph, added "The AAL Variable Annuity
                                         Account I is subject to the laws of the State of New York to the extent that AAL, a foreign fraternal benefit society, is subject to those laws.

                                         In the first sentence of the third paragraph, added "and subject to approval by the New York State Insurance Department".

Section 6.6 Change of Portfolio or
Investment Policy                        The NY Insurance Department must approve any change in the investment policy of the Variable Account, so wording to that effect was added to the first sentence of the second paragraph.

                                         Added the last paragraph describing the right to exchange or convert if
                                         AAL changes the portfolio or investment policy and made reference to section 1.10.

Section 7.1 Loans                        The most that may be borrowed as a loan is the surrender value as of the end of the current certificate year, so the wording limiting the loan amount to 92 percent of the surrender value was deleted.  Added the sentence "You should consult your tax advisor before obtaining a loan."

Section 7.2 Loan Interest                Added wording to the first paragraph to clarify that the loan interest rates stated are "maximum" and that a lower rate may be charged to be determined at least once every 12 months, but not more frequently than once in any 3-month period.

                                         Revised the second paragraph from "A lower rate of interest may be credited to the portion of the Fixed Account cash value that equals the amount of any outstanding certificate loan" to "A different rate of interest may be credited to the portion of the loaned amount of the
                                         Fixed Account cash value than would be credited to the unloaned amount."

Section 7.4 Loan Repayment               Added the last sentence regarding how loan payments will be allocated among the subaccounts.

Section 8.1 Surrender Value              Deleted "unpaid" from the second point of this section to read "Any loans and loan interest".

Section 8.4 Partial Withdrawals          Added the second sentence reading "Each withdrawal must be at least
                                         $500.00."

Section 8.5 Delay of Payment             In the first paragraph, revised the second sentence, from: "However, AAL may delay this payment or any other type of payment from the Variable
                                         Account for any period when:"
                                         to: "However, if no premium is in default or if the certificate is being continued under a variable nonforfeiture benefit AAL may delay this payment or any other type of payment from the Variable Account (except when used to pay premiums) for any period when:".

                                         In the first point of paragraph 1, replaced "customary weekend and holiday closings" with "normal holiday closings".

                                         Deleted the second point which read "Trading on the New York Stock
                                         Exchange is restricted".

                                         In the next point, replaced "An emergency exists" with "The Securities and Exchange Commission has determined that a state of emergency exists".

                                         Deleted the last point which read "The Securities and Exchange
                                         Commission by order permits the delay for the protection of security holders."

                                         Added the following wording to the end of the last paragraph "(except when used to pay premiums).  Interest will be paid on the proceeds if payment is not made within 10 days of receipt of the documentation necessary to complete the transaction.  Such interest will be paid at the same rate as the current rate payable on Settlement Option 1,
                                         Interest."

Section 9.1 Annual Report                Added the following wording to the end of the first sentence "and other information as required by the insurance department."  Added the second sentence summarizing what information is found in the annual report.

Section 9.2 Illustrative Report          Replaced "AAL may charge a reasonable fee..." with "AAL may charge up to
                                         $25.00..."

Section 10.1 Membership                  Added the second and third paragraphs regarding what could happen if
                                         AAL's Bylaws allowed for expulsion or suspension of a member.

Sections 10.3 (4213ROPNY) and
10.4 (4214ROPNY) Beneficiary             In the fourth paragraph, deleted:  "If any beneficiary dies at the same time as the insured or within 15 days after the insured dies but before the death benefits are paid, AAL will pay the proceeds as though that beneficiary had died before the insured."  Replaced with:  "If the insured and any beneficiary have both died and there is not sufficient evidence that they have died other than simultaneously, AAL will pay the proceeds as though that beneficiary had died before the insured, unless otherwise provided."

Section 10.3 Transfer of Control
(4214ROPNY ONLY)                         In the first paragraph, deleted the second point, describing who control may be transferred to, which read "The insured at any time after the
                                         Certificate Anniversary date on or following the insured's 16th birthday."

                                         In the second paragraph, revised the first point by changing the age when control automatically transfers to the insured from the "21st birthday" to the "16th birthday".  Deleted the second point, which stated "When the person who has control dies after the Certificate
                                         Anniversary date on or following the insured's 16th birthday."

Sections 10.4 (4213ROPNY) and
10.6 (4214ROPNY) Collateral
Assignment                               Replaced the word "recorded" with "received".

Section 10.5 Change of Owner or
Beneficiary (4213ROPNY only)             In the first paragraph, added wording to state that the beneficiary cannot be changed if it was designated as irrevocable.  AAL cannot
                                         "approve" the change, so we replaced "be approved by AAL" with "be received in good order by AAL" and also replaced "If approved" with
                                         "Once valid".

                                         In the second paragraph, replaced "received and approved at the home office" with "received in good order by AAL."

Section 10.5 Change of Owner or
Beneficiary (4214ROPNY only)             In the first paragraph, added "unless the beneficiary has been designated as irrevocable" to the end of the sentence.

                                         In the second paragraph, added wording to state that the beneficiary cannot be changed if it was designated as irrevocable.

                                         In the third paragraph, replaced "be approved by AAL" with "be received in good order by AAL" and also replaced "Once approved" with "Once valid".

                                         In the fourth paragraph, replaced "received and approved at the home office" with "received in good order by AAL".

Section 12.2 Beneficiary--Choosing
a Settlement Option for the Death
Proceeds                                 In the last sentence where we talk about paying interest on lump sum payments, replaced "at a rate required by law" with "at the annual interest rate currently being paid on Settlement Option 1, Interest".

Section 12.3 Settlement Options          Option 4:  In the second sentence of the first paragraph, added that if the payee dies during the guaranteed period, payments will continue to be paid "to the payee's beneficiary" to the end of the guaranteed period.  Added figures to the table for ages 81 through 90.  Also added the last paragraph "If different guaranteed payment periods have the same guaranteed payment amounts, the longest guaranteed payment period will be deemed to have been chosen."

                                         Option 5:  In the third sentence of the first paragraph, added that if both payees die during the guaranteed period, payments will continue to be paid "to the payee's beneficiary" to the end of the guaranteed period.  Added figures to the tables for ages 85 and 90.  Also added the last paragraph "If different guaranteed payment periods have the same guaranteed payment amounts, the longest guaranteed payment period will be deemed to have been chosen."

Section 12.5 Settlement Agreement        In the second paragraph, added "to the payee's beneficiary" to tell who would receive any remaining payments if the payee dies on or after the settlement agreement commencement date and before the entire interest in the settlement agreement has been paid.

Back Cover                               Added "Participating" as one of the descriptive points.

                                         Added "if shown on page 3A" at the end of the descriptive point on the
                                         Death Benefit Guarantee.

Form 4215NY

Payment of Benefit                       Added the first sentence of paragraph two, as follows:  "Proof of death includes a certified copy of the death certificate, medical documentation, and reports of investigating authorities, if any."

Deaths Not Covered                       The suicide exclusion was revised by deleting "while sane or insane" and adding "within 2 years from the date of issue of this rider."

                                         The second exclusion beginning with "A physical or mental illness..." was revised by adding the following to the end of the sentence:  "(however, deaths due to an infection of an accidental wound will be covered)".

                                         In the definition of aircraft, deleted "balloons" as a type of aircraft.

Incontestability                         Added "of this rider" to the end of the sentence.

Termination                              Added the last sentence, which states "You may terminate this rider at any time upon written request."